Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-126902) pertaining to the Pike Holdings, Inc. 2002 Stock Option Plan A, Pike Holdings, Inc. 2002 Stock Option Plan B, and Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan,

(2)	Registration Statement (Form S-8 No. 333-130087) pertaining to the Pike Electric Corporation Employee Stock Purchase Plan, and

(3)	Registration Statement (Form S-3 No. 333-137158) of Pike Electric Corporation;
of our report dated August 30, 2006, except for Note 19, as to which the date is September 6, 2006, with respect to the consolidated financial statements and schedule of Pike Electric Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2006.
/s/ Ernst & Young LLP
Greensboro, North Carolina
September 26, 2006